Exhibit 99.1

Press Release

WASHINGTON MUTUAL, INC. CONFIRMS RELEASE OF SECURITIES TENDERED INTO ACCOUNTS WITH DTC

SEATTLE, February 22, 2011– Washington Mutual, Inc. (Pink Sheets: WAMUQ.PK) (“WMI” or the “Company”) today confirmed that securities that were tendered into contra-CUSIP accounts established with The Depository Trust Company (“DTC”) have been released and returned to the target CUSIP accounts, and are available for trading by the holders of such securities.  These securities were tendered to contra-CUSIP accounts for the purpose of identifying and “freezing” trading of the securities in connection with release and exchange elections made with respect to WMI’s proposed Sixth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code (the “Sixth Amended Plan”).

As set forth in detail in WMI’s proposed solicitation procedures with respect to the Modified Sixth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code (the “Modified Plan”), the holders of the securities will have an opportunity to resubmit release and exchange elections in connection with the Modified Plan and all prior elections shall be disregarded.

The solicitation procedures shall be considered by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on March 21, 2011.

Holders of preferred shares classified as “REIT Series” in Class 19 shall not have an opportunity to resubmit release elections; such holders’ elections made in connection with the Sixth Amended Plan shall remain valid and enforceable in connection with the Modified Plan and, to the extent that a holder elected to grant the releases, such holder’s shares shall remain in the respective contra-CUSIP account established with DTC.

Security holders affected by these procedures should consult with their respective financial and legal advisors.

WMI’s Modified Plan and related Supplemental Disclosure Statement are available at www.kccllc.net/wamu.  The Supplemental Disclosure Statement is subject to approval by the Bankruptcy Court and will be considered at a hearing scheduled to occur on March 21, 2011.  The Modified Plan is subject to confirmation by the Bankruptcy Court. This press release is not intended as a solicitation for a vote on the Modified Plan.

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Joele Frank, Wilkinson Brimmer Katcher
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